FREE WRITING PROSPECTUS Dated January 30, 2018	Filed Pursuant to Rule 433 Registration No. 333-207756 Registration No. 333-207756-05

** Full Pricing Details**

$1bln+ World Omni Auto Receivables Trust 2018-A (WOART 2018-A)

Joint Leads: Wells Fargo (Str), BofA Merrill Lynch, MUFG, Suntrust

Co-managers: PNC

CLASS	AMT($MM)	WAL(YR)	S/F	WIN	L. FNL	BNCH	SPRD	YLD	CPN	$PRICE
A1	$208.00	0.25	A-1+/F1+	1-6	2/15/19	YIELD	n/a	1.750%	1.75%	100.000
A2	$340.00	1.11	AAA/AAA	6-21	5/17/21	EDSF	+10	2.208%	2.19%	99.99125
A3	$340.00	2.65	AAA/AAA	21-44	4/17/23	IntS	+12	2.523%	2.50%	99.97476
A4	$83.100	3.91	AAA/AAA	44-47	2/15/24	IntS	+23	2.750%	2.73%	99.98372
B	$30.580	3.94	AA/AA	47-47	4/15/25	IntS	+39	2.912%	2.89%	99.98321

Deal Summary:

* Priced at 1.30% ABS to 10% clean-up call	* Expect Pricing: Priced
* Expect Settle : 2/7/18
* First Pay Date: 3/15/18
* Erisa: Yes
* Min Denomination: $1k x $1k
* Registration - SEC registered/Public	* Bloomberg ticker - WOART 2018-A

Available Information:

* Preliminary Prospectus and FWP (Attached)
* Intex CDI File (Attached)
* Intexnet Dealname: wswoart2018	Password: UX2A
* Deal Roadshow: www.dealroadshow.com	Entry Code: WOART18A

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-800-326-5897.